Exhibit 11
HMN Financial, Inc.
Computation of Earnings Per Common Share



                                     Three Months Ended March 31,
                                    -----------------------------
Computation of Earnings
 Per Common Share:                      1998             1997
                                    -----------------------------
Weighted average number of common
 shares outstanding used in basic
 earnings per common share
 calculation . . . . . . . . . . . .    5,447,501      5,550,215

Net dilutive effect of:
 Options . . . . . . . . . . . . . .      403,037        255,093
 Restricted stock awards . . . . . .       61,395         83,507
                                      -----------      ---------

Weighted average number of shares
 outstanding adjusted for effect of
 dilutive securities . . . . . . . .    5,911,933      5,888,815
                                      ===========      =========

Income available to common shareholders$1,663,355      1,474,480

Basic earnings per common share. . .        $0.37           0.27

Diluted earnings per common share. .        $0.28           0.25